Exhibit 99.2

Scott Griffin

Welcome! Similar to our previous quarter and consistent with Greif’s ongoing commitment to enhance transparency, we are pleased to provide you with a copy of our conference call slides and management remarks in addition to the 2015 fourth quarter earnings release.

You are encouraged to submit questions today to investors@greif.com for the fourth quarter earnings call to be held on December 11 at 10 am ET. Management will discuss our 2015 fourth quarter results.

I am now on slide 3.

The information provided contains forward-looking statements and uses certain non-GAAP financial measures. Please review the information provided on this slide.

I am now on slide 4.

Today’s agenda includes:

•	Q4 and Full Year 2015 Overview & Transformation Highlights

•	Business Performance

•	Financial Results; and,

•	2016 guidance

Presenting management’s remarks today are Pete Watson, president and chief executive officer; Larry Hilsheimer, executive vice president and chief financial officer.

We issued our 2015 fourth quarter earnings release before the market opened on Thursday, December 10. The earnings release is posted on our website at, www.greif.com in the Investors section under earnings.

I will now turn the presentation over to Greif’s CEO, Pete Watson.

Pete Watson – President and Chief Executive Officer

Thank you, Scott.

Before we review our 4th quarter, results, I would like to make a few comments.

Let me first start with my vision for Greif, it is clear and simple.

In industrial packaging, we aspire to be the highest performing, customer-service company in the world. Central to this vison is providing exceptional value to our customer.

We’ll succeed if we serve the customer and we will fail if we don’t.

I am confident that we will achieve this and I will hold our entire organization accountable to this vision.

I would like to emphasize that we remain fully committed to the transformation process. This is our journey to growth and higher profitability.

I am pleased with the progress being made, but quick to acknowledge that much work remains.

An important driver is the execution of the Greif Business System. This is the process engine for our pursuit of excellence. Our success in Commercial Excellence, Sourcing and Supply Chain, and Operational Excellence will ultimately be measured by our growth, customer service excellence and gross margin improvement.

I am personally involved with the business to achieve excellence in customer service and improve our profitability. I’m also very confident we are on the right path. We reaffirm our transformation commitments that we outlined earlier in the year. Improved earnings, increased cash flow and delivering greater value to our shareholders.

Please turn to slide 5 where we will talk about 4th Quarter Results.

We are pleased to report that our Class A earnings per share were higher than a year ago. Net sales were lower than prior year after adjusting for currency translation and divestitures.

This is a result of three things, lower selling prices in certain regions of our steel drum business due to contractual pass through mechanisms as a result of declining steel costs.

Second, Some volume losses as a result of discrete pricing actions taken to improve margins.

Third, Sluggish industrial demand. Finally, we generated $106 million in free cash flow in the quarter.

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In full year 2015 we earned $2.18 per Class A Share, net sales were flat over 2014 and the company generated $80 million in cash excluding the impact of Venezuela

Please turn to slide 7.

Our commitment to the transformation process is strong. We are beginning to see benefits from our actions in our 4th quarter results.

I would like to highlight two points:

1.	We have accelerated our SG&A cost reductions ahead of our plan

2.	We continue to address underperforming businesses. We have closed 2 loss making operations in our Flexible Packaging business in the 4th quarter. We also announced the closure of two underperforming businesses in our EMEA Rigid Industrial Packaging segment.

I would also like to make a special emphasis about the Greif Business System. This operating process is critical to our transformational success. The new leader of the Greif Business System will report directly to me in my new role as CEO.

I would now like to make some summary comments on our 4 business segments

Our Global Rigid Industrial Packaging business is referenced on slide 8 and 9

In North America, despite sluggish industrial demand, we are starting to see benefits from the Greif Business System initiatives in our gross margin expansion. Let me be clear, we still have much more to do in this business to reach our transformational goals.

In Latin America, we are experiencing significant economic headwinds in Brazil which has negatively impacted our performance in this region. However, we have seen improved operating working capital results from our transformation process in Latin America.

EMEA delivered solid results lead by healthy volume growth in spite of challenging currency effects in this highly diverse region.

Asia Pacific generated solid profits despite the ongoing slowdown of the manufacturing sector in China.

Please turn to slide 10.

Paper Packaging had a solid quarter. Overall volumes were higher than prior year in spite of an out of cycle scheduled maintenance downtime for our Massillon Containerboard Mill.

Our corrugated sheet feeder system, CorrChoice, delivered 9% volume growth in the quarter vs. prior year.

Please turn to slide 11.

Our Flexible Products business continues to be focused on the turnaround plan. We are slightly behind our timeline, however, SG&A cost reductions were accelerated in the fourth quarter and two underperforming operations were closed in Turkey and Morroco.

And finally on slide 12.

In our land management business, we sold our Canadian land holdings.

That concludes my prepared remarks. I will now turn the balance of the presentation to our CFO – Larry Hilsheimer

Larry Hilsheimer – Chief Financial Officer

Thank you, Pete.

Turning to slide 13.

As Pete indicated, we are pleased by our progress, but acknowledge that more work remains to be done. Our operations executed reasonably well in a challenging industrial economy this past quarter. Operating results were somewhat better than expected overall, with EMEA and APAC performance slightly better, partially offset by slightly worse than forecasted results in Flexible Packaging.

We also benefitted from the execution of tax strategies designed to capture identified tax mitigation opportunities. In addition, we benefitted from geographic mix implications in income recognition for tax purposes and from our periodic re-assessment of potential tax liabilities.

These combined actions led to a full year reduction in our GAAP tax expense and resulted in a significantly lower than planned effective tax rate in the fourth quarter. This provided approximately $0.20 per share to our Class A earnings on an adjusted basis before special items.

We also benefited significantly from better than anticipated variable SG&A expense management and expect continuing benefits going forward. The combination of our tax strategy and SG&A reduction benefitted Class A earnings per share before special items of $0.76 in the fourth quarter and $2.18 for the year. We are pleased with those results given the challenging global market environment.

We are also encouraged with our progress with respect to the $80M dollars of free cash flow, excluding Venezuela, generated in 2015. This was achieved despite a year with high capital expenditures related to our Paper product investments, cash restructuring costs of roughly $23M dollars and an FX drag of nearly $19M dollars. Keep in mind we also incurred a $20M dollar tax cash payment related to the sale of businesses in the prior year as I’ve mentioned on previous calls.

Please turn to slide 14.

Currency volatility continues to impact our results. A strengthening U.S. Dollar continues to create top line, SG&A ratio, and bottom line challenges. While this is not news to any of you, the magnitude of the challenge has been significant, particularly for companies that are U.S. centric in their SG&A costs as we are. Given our extensive global footprint, you can see on slide 14 the negative impact foreign exchange had on our net sales for the fourth quarter and full year.

Looking forward, we expect these currency challenges to continue in 2016.

Turning to slide 15.

In addition to the currency matters just discussed, we also anticipate that deflationary pressures will continue to drive our raw material costs lower, which would impact our top line. On an overall basis, U.S. industrial production remains anemic, particularly when excluding the automotive sector, and continues to face pressure from weaker global demand related to the stronger U.S. Dollar.

Europe’s economic recovery remains quite slow. Industrial demand in the Eurozone declined significantly more than expected in September. In addition, China’s manufacturing activity also faces headwinds and recently decreased to its lowest level since 2012.

Turning to our Outlook for Fiscal 2016 on slide 16.

Our company’s results are anticipated to benefit from further implementation of our transformation efforts. We expect to achieve these benefits despite the continuation of a sluggish global industrial economy and continuing strength of the U.S. Dollar.

There are three key drivers that help to explain the difference between 2015 actual and 2016 forecasted results. First, our 2015 results included $0.08 cents from Venezuela which will not be repeated due to the devaluation we undertook in the third quarter of 2015.

Second, the benefits from 2015’s implemented tax strategies will not all carry over into Fiscal 2016. The mix of where we expect income to be earned among our broad geographic footprint will result in a tax expense increase that effectively eliminates the benefit we recorded on earnings per share in 2015.

Finally, currency is projected to create a drag of roughly $0.08 - $0.12 cents per Class A share in 2016.

Taking those drivers into account, we anticipate that our fiscal year 2016 adjusted Class A earnings will be between $2.05 and $2.35 per share. This excludes gains and losses on the sales of businesses, timberland, property, plant and equipment, acquisition costs, and restructuring and impairment charges.

Thank you. With that, I’ll turn it back to Scott Griffin.

Scott Griffin

Thank you, Larry. At this point we have concluded our remarks regarding the fourth quarter 2015 results.

On Friday, December 11, Pete and Larry will gladly take your questions at 10 am Eastern time during a live Q&A session. You are welcome and encouraged to submit questions in advance to investors@greif.com.

Thank you for listening.